UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013 (August 5, 2013)

SPECTRA ENERGY PARTNERS, LP

(Exact name of Registrant as specified in its charter)

Delaware	1-33556	41-2232463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

713-627-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2013, Spectra Energy Partners, LP (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with Spectra Energy Corp (“SE Corp”), pursuant to which SE Corp has agreed to contribute to the Partnership substantially all of its interests in its subsidiaries that own U.S. transmission and storage and liquids assets and to assign to the Partnership its interests in certain related contracts (the “Contribution”). The Contribution will be in exchange for aggregate consideration of: (i) an aggregate of 175,510,204 of the Partnership’s common units and general partner units (collectively, the “Total Unit Consideration”) issued to certain subsidiaries of Spectra Energy and to Spectra Energy Partners (DE) GP, LP, the general partner of the Partnership (the “General Partner”), respectively, subject to adjustment as provided in the Contribution Agreement, (ii) approximately $70.4 million in cash paid to a subsidiary of SE Corp in respect of certain intercompany indebtedness being assigned to the Partnership, (iii) approximately $2.1 billion in cash paid to the General Partner, subject to adjustment as provided in the Contribution Agreement, and (iv) the assumption (indirectly by acquisition of the contributed entities) of approximately $2.5 billion of third-party indebtedness of the contributed entities. The Total Unit Consideration will be allocated between common units and general partner units with the intention of maintaining the General Partner’s 2% general partner interest in the Partnership.

The Contribution Agreement includes customary representations, warranties and covenants by the parties. The closing of substantially all of the initial portion of the Contribution (the “First Closing”) is expected to occur during the fourth quarter of 2013, subject to regulatory approval and the satisfaction of customary closing conditions. The remaining portions of the Contribution will be completed in two subsequent closings that will occur at least 12 months following the First Closing and at least 12 months following such second closing, respectively. The Total Unit Consideration attributable to each closing will be allocated among the respective contributors at each closing in amounts as determined immediately prior to each closing.

Each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions. The Contribution Agreement contains certain termination rights for both the Partnership and SE Corp, including if the First Closing does not occur by December 31, 2013.

SE Corp currently directly or indirectly owns (i) 100% of the General Partner and (ii) 100% of Spectra Energy Partners GP, LLC, the general partner of the General Partner (“SEP GP, LLC”). The conflicts committee of the board of directors of SEP GP, LLC recommended approval of the Contribution. The conflicts committee, comprised of independent members of the board of directors of SEP GP, LLC, retained independent legal and financial advisors to assist it in evaluating and negotiating the Contribution.

SE Corp currently directly or indirectly owns approximately 59% of the ownership interests in the Partnership in the form of common units and, through the General Partner, a 2% general partner interest in the Partnership. Following the completion of the transactions contemplated by the Contribution Agreement, SE Corp is expected to own directly or indirectly approximately 82% of the ownership interests in the Partnership in the form of common units and a 2% general partner interest.

The foregoing description of the Contribution Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Contribution Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.02.	Results of Operations and Financial Condition.

On August 6, 2013, the Partnership issued a press release announcing its financial results for the second quarter ended June 30, 2013. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 is being furnished pursuant to this Item 2.02.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference herein. The private placement of Partnership common units to be issued pursuant to the Contribution Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2).

Item 7.01.	Regulation FD Disclosure.

On August 6, 2013, the Partnership issued a press release announcing the entry into the Contribution Agreement. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K. The information in Exhibit 99.2 is being furnished pursuant to this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Contribution Agreement by and between Spectra Energy Corp and Spectra Energy Partners, LP, dated as of August 5, 2013

99.1	Press release of Spectra Energy Partners, LP, dated August 6, 2013, announcing second quarter 2013 earnings

99.2	Press release of Spectra Energy Partners, LP, dated August 6, 2013, announcing entry into the Contribution Agreement

*	Pursuant to the rules of the Securities and Exchange Commission, the schedules to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

/s/ J. Patrick Reddy
J. Patrick Reddy
Vice President and Chief Financial Officer

Date: August 6, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1*	Contribution Agreement by and between Spectra Energy Corp and Spectra Energy Partners, LP, dated as of August 5, 2013

99.1	Press release of Spectra Energy Partners, LP, dated August 6, 2013, announcing second quarter 2013 earnings

99.2	Press release of Spectra Energy Partners, LP, dated August 6, 2013, announcing entry into the Contribution Agreement

*	Pursuant to the rules of the Securities and Exchange Commission, the schedules to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.